UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SYNCHRONY FINANCIAL

(Exact name of registrant as specified in its charter)

Delaware	51-0483352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Long Ridge Road Stamford, Connecticut	06902
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares Each Representing a 1/40th Interest in a Share of 8.250% Fixed Rate Reset Non- Cumulative Perpetual Preferred Stock, Series B	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

333-266264

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of our 8.250% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.001 per share (the “Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock), of Synchrony Financial (the “Registrant”). For a description of the Depositary Shares to be registered hereunder and the underlying Preferred Stock of the Registrant, reference is made to the information set forth under the headings “Description of Capital Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus and under the headings “Description of the Series B Preferred Stock” and “Description of Depositary Shares” in the Registrant’s Prospectus Supplement, dated February 15, 2024, to the Prospectus, dated July 21, 2022, which constitutes a part of the Registrant’s Registration Statement on Form S-3 (File No. 333-266264), filed under the Securities Act of 1933, as amended, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Synchrony Financial (Incorporated by reference to Exhibit 3.2 of Amendment No. 5 to Form S-1 Registration Statement filed by Synchrony Financial on July 18, 2014 (No. 333-194528)).

3.2	Amended and Restated Bylaws of Synchrony Financial (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Synchrony Financial on November 1, 2016).

3.3	Certificate of Designations of 8.250% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (Incorporated by reference to the Current Report on Form 8-K of Synchrony Financial (File No. 001-36560), as filed with the SEC on February 23, 2024).

4.1	Deposit Agreement, dated February 23, 2024, by and among Synchrony Financial, Computershare Inc. and Computershare Trust Company, N.A., collectively as Depositary, and the holders from time to time of the Depositary Receipts described therein (Incorporated by reference to the Current Report on Form 8-K of Synchrony Financial (File No. 001-36560), as filed with the SEC on February 23, 2024).

4.2	Form of Depositary Receipt (Incorporated by reference to the Current Report on Form 8-K of Synchrony Financial (File No. 001-36560), as filed with the SEC on February 23, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 23, 2024

Synchrony Financial

By:	/s/ Jonathan S. Mothner
Name: Jonathan S. Mothner
Title: Executive Vice President, Chief Risk and Legal Officer